                                   EXHIBIT 12

                               IKON CAPITAL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                            FISCAL YEAR ENDED SEPTEMBER 30
                                       ----------------------------------------
                                         1996    1995    1994    1993    1992
                                       -------- ------- ------- ------- -------
EARNINGS
  Income from continuing operations    $ 31,512 $17,860 $15,631 $ 9,336 $ 6,547
  Add:
    Provision for income taxes........   23,150  14,476   9,794   6,218   4,033
    Fixed charges.....................   63,538  38,263  25,673  22,807  20,146
                                       -------- ------- ------- ------- -------
  Earnings, as adjusted(A)............ $118,200 $70,599 $51,098 $38,361 $30,726
                                       ======== ======= ======= ======= =======
FIXED CHARGES
  Other interest expense, including
   interest on capital leases.........  $63,125 $37,945 $25,559 $22,701 $20,068
  Estimated interest component of
   rental expense.....................      413     318     114     106      78
                                       -------- ------- ------- ------- -------
  Total fixed charges(B)..............  $63,538 $38,263 $25,673 $22,807 $20,146
                                       ======== ======= ======= ======= =======
RATIO OF EARNINGS TO FIXED CHARGES
  (A) divided by (B)..................      1.9     1.8     2.0     1.7     1.5
                                            ===     ===     ===     ===     ===
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